Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

PURCHASE AND CONTRIBUTION AGREEMENT

dated as of

August 22, 2022

by and among

INTEL CORPORATION,

ARIZONA FAB HOLDCO INC.,

FOUNDRY JV HOLDCO LLC

and

ARIZONA FAB LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE RE-OFFERED FOR SALE, RE-SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM.

THE SECURITIES PURCHASED HEREUNDER WILL ALSO BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ARIZONA FAB LLC (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “A&R LLC AGREEMENT”) AND MAY NOT BE RE-SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS SUCH TRANSFER COMPLIES WITH THE TERMS AND CONDITIONS OF THE A&R LLC AGREEMENT.

i

ii

SCHEDULES

Schedule 1	Intel Contributed Assets
Schedule 2	Required Approvals
Schedule 3	Intel Competitor
Schedule 4	Knowledge Persons

ANNEXES

Annex 1	Bad Actor Representations
Annex 2	CFIUS Adverse Impact

EXHIBITS

Exhibit A	Form of Assignment
Exhibit B	Form of A&R LLC Agreement
Exhibit C	Form of Arizona Fab Lease Agreement

iii

PURCHASE AND CONTRIBUTION AGREEMENT

This Purchase and Contribution Agreement (this “Agreement”) is made as of August 22, 2022 (the “Execution Date”), by and among Intel Corporation, a Delaware corporation (“Intel”), Arizona Fab HoldCo Inc., a Delaware corporation and wholly owned Subsidiary of Intel (“Intel HoldCo”), Foundry JV Holdco LLC, a Delaware limited liability company (“Brookfield”), and Arizona Fab LLC, a Delaware limited liability company (the “Company”). Each of Intel, Intel HoldCo, Brookfield and the Company are also referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the Execution Date, Brookfield (i) is the sole member of the Company pursuant to that certain Limited Liability Company Agreement of the Company, dated as of August 8, 2022 (the “Original LLC Agreement”) and (ii) owns 100,000 Units of the Company, which represents all of the outstanding equity interests and any other security of the Company;

WHEREAS, the Parties desire that, at the Closing, Intel purchase from Brookfield, and Brookfield sell to Intel, 51,000 Units (the “Intel Units”), on the terms and subject to the conditions set forth herein (the “Intel Units Purchase”);

WHEREAS, as of the Closing, as a result of the Intel Units Purchase, Brookfield will own 49,000 Units (the “Brookfield Units”);

WHEREAS, at the Closing, the Parties desire to amend and restate the Original LLC Agreement in its entirety by entering into the Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit B (the “A&R LLC Agreement”), and the Intel Units and Brookfield Units will be subject to such A&R LLC Agreement, as the same may be amended, supplemented, modified or restated from time to time pursuant to the terms set forth therein, and in connection therewith;

WHEREAS, the Parties desire for the Company to construct, commission, own, operate, manage and maintain two semiconductor wafer fabrication buildings, Fab 52 and Fab 62 (each, a “Fab”), together with related structures and assets and equipment owned or leased by the Company in connection therewith, located on the Intel Ocotillo campus in the State of Arizona (collectively, the “Arizona Fab”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, on the one hand, and various Affiliates of Intel, on the other hand, have entered into the EPC Contract, OMA, ASA and WSA (collectively, and together with the A&R LLC Agreement and the Arizona Fab Lease Agreement, the “Project Contracts”);

WHEREAS, the Parties desire that the Company secure a mixture of cash and non-cash contributions for purposes of constructing, commissioning, owning, operating, managing and maintaining the Arizona Fab (the “Business”);

WHEREAS, the Parties desire that immediately following the Closing on the Closing Date (the “Contribution Time”):

(a)

Brookfield shall contribute an amount that is equal to the product of the aggregate Scheduled Construction Contribution as set forth in the Project Execution Plan (as defined in the A&R LLC Agreement) applicable to each of the dates prior to or on the Closing Date (the “Aggregate Closing Contribution”), multiplied by 49% (the “Brookfield Contribution Amount”);

(b)

Intel shall contribute (i) assets set forth on Schedule 1 hereto (the “Intel Contributed Assets”) and (ii) if the aggregate Fair Value (as defined in the A&R LLC Agreement) of the Intel Contributed Assets is less than the amount that is the product of the Aggregate Closing Contribution, multiplied by 51% (the “Intel Contribution Amount”, and such shortfall amount, the “Intel Shortfall Amount”), an amount in cash equal to the Intel Shortfall Amount (such contributions pursuant to this clause (b), collectively, the “Intel Contribution”); and

(c)

each of Brookfield and Intel shall provide a firm commitment to fund such other Scheduled Monthly Contributions applicable to each of the dates following the Closing, as contemplated to be contributed by the A&R LLC Agreement, on the terms and subject to the conditions set forth therein;

WHEREAS, the Parties desire that Intel contribute, immediately following the Contribution Time on the Closing Date (the “Intel HoldCo Contribution Time”) all of the Intel Units to Intel HoldCo (the “Intel HoldCo Contribution”) and, in connection therewith, at the Intel HoldCo Contribution Time, the Intel Parent Guaranty shall be effective;

WHEREAS, as of the Intel HoldCo Contribution Time, as a result of the Intel HoldCo Contribution, Intel HoldCo will own all of the Intel Units and will become a Member of the Company, and Intel will cease to be a Member of the Company; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Intel’s willingness to enter this Agreement, (a) the Brookfield Committed Fund Entities and Brookfield have entered into that certain equity commitment letter (“ECL”) with respect to certain obligations of Brookfield under this Agreement and, from and after the Closing, the A&R LLC Agreement and (b) the Brookfield Committed Fund Entities have provided a guaranty in favor of Intel with respect to the certain Brookfield payment obligations set forth therein (the “Brookfield Guaranty”, and the Affiliate of Brookfield named as guarantor thereunder, the “Brookfield Guarantor”).

NOW, THEREFORE, in consideration of the representations, warranties, obligations, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms, when used herein will have the respective meanings set forth below:

“A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Acceptable Confidentiality Provisions” has the meaning set forth in Section 7.3.

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Action” means any claim, charge, action, complaint, demand, petition, suit, hearing, litigation, arbitration, mediation, grievance, audit, inquiry, investigation, review or other proceeding, whether civil, criminal or administrative, at law or in equity by or before any Governmental Authority or any other Person having jurisdiction and/or authority over such matter.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common Control with such Person; provided, that with respect to Brookfield, “Affiliate” shall be limited to the Brookfield Fund Entities and any Subsidiary thereof and the Brookfield Fund GPs, in each case, excluding portfolio companies that have not received any Confidential Information or otherwise been involved in the consideration or negotiation of the transactions contemplated by the Transaction Documents.

“Affiliate Contract” means any Contract between the Company, on the one hand, and any Affiliate of the Company or any officer, director, manager or equityholder of the Company or any of its Affiliates, or, any individual in such officer’s, director’s, manager’s or equityholder’s immediate family, on the other hand, including the Project Contracts.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Financing” has the meaning set forth in Section 7.5(a).

“Alternative Transaction” has the meaning set forth in Section 7.6(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and other similar laws and regulations applicable to the Company from time to time.

“Arizona Fab” has the meaning set forth in the recitals to this Agreement.

“Arizona Fab Lease Agreement” means that certain lease agreement in the form attached hereto as Exhibit C by and between the Company and Intel in respect of the Arizona Fab real property.

“ASA” means that certain Administrative Services Agreement executed on the Execution Date, and effective as of (and conditioned upon) the Closing, by and between Intel and the Company.

“Assignment” means the form of Assignment and Assumption Agreement attached hereto as Exhibit A.

“Bad Actor Disqualification” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Brookfield” has the meaning set forth in the preamble to this Agreement.

“Brookfield Committed Fund Entities” has the meaning set forth in the definition of Brookfield Fund Entities.

“Brookfield Contribution Amount” has the meaning set forth in the recitals to this Agreement.

“Brookfield Fund Entities” means, collectively, Brookfield Infrastructure Fund V-A, L.P., a Delaware limited partnership (“V-A”), Brookfield Infrastructure Fund V-B, L.P., a Delaware limited partnership (“V-B”), Brookfield Infrastructure Fund V-C, L.P., a Delaware limited partnership (“V-C”), Brookfield Infrastructure Fund V (ER) SCSp, a Luxembourg special limited partnership (“V-ER” and together with V-A, V-B, and V-C the “Brookfield Committed Fund Entities”), and any other entity Controlled by the Brookfield Fund GPs.

“Brookfield Fund GPs” means Brookfield Infrastructure Fund V GP LLC, a Delaware limited liability company and the general partner of V-A, V-B, and V-C, and Brookfield Infrastructure Fund V GP S.a.r.l., a Luxembourg private limited liability company and the general partner of V-ER.

“Brookfield Guarantor” has the meaning set forth in the recitals to this Agreement.

“Brookfield Guaranty” has the meaning set forth in the recitals to this Agreement.

“Brookfield Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Brookfield Liability Cap” means $250,000,000.

“Brookfield Related Party” has the meaning set forth in Section 10.3(b).

“Brookfield Termination Fee” has the meaning set forth in Section 10.3(a).

“Brookfield Units” has the meaning set forth in the recitals to this Agreement.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except a Saturday, Sunday or a legal holiday on which banks in New York, NY are authorized or obligated by Law to close.

“Capital Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Adverse Impact” means any change, event, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the business, financial condition, or results of operations of Brookfield or the Company; provided that, a CFIUS Adverse Impact (a) with respect to Brookfield shall include, without limitation, those items listed in Section (a) of Annex 2, and (b) with respect to the Company as determined by Intel in its reasonable discretion and based on written advice from outside specialist counsel those items listed in Section (b) of Annex 2.

“CFIUS Approval” means (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA, with respect to the Transaction and has concluded that there are no unresolved national security concerns, and has therefore terminated all action under the DPA or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the Transaction, or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action to suspend or prohibit the Transaction after fifteen (15) days from the date the President received such report from CFIUS.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Notice” has the meaning set forth in Section 11.11(b)(iv).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding Intel or any Affiliate of Intel or the Intel Contributed Assets necessary in order to make the statements contained in such Required Financial Information, in light of the circumstances in which they were made, not misleading.

“Confidential Information” means all confidential or proprietary information (irrespective of the form of communication) obtained by or on behalf of one Party (or by its Affiliates or its or their Representatives) from another Party (or its Affiliates or its or their Representatives) under or in connection with (a) the evaluation of the transactions contemplated by this Agreement or any other Transaction Documents or (b) the negotiation, execution and delivery of this Agreement or any other Transaction Documents or the actions or communications contemplated hereby or thereby, other than information that (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such receiving Party, (ii) was available to the receiving Party prior to disclosure to the receiving Party by the disclosing Party (its Affiliates or its or their Representatives) from a source not known by such receiving Party to be prohibited by a confidentiality agreement with, or other obligation of secrecy to the disclosing Party (its Affiliates or its or their Representatives), from providing such recipient Party such information, (iii) becomes available to the receiving Party after disclosure by a disclosing Party (or its Affiliates or its or their Representatives) from a source other than the disclosing Party (or its Affiliates or its or their Representatives), provided, that such source is not known by such recipient Party to be prohibited by a confidentiality agreement with, or other obligation of secrecy to, the disclosing Party (its Affiliates or its or their Representatives) from providing such recipient Party such information or (iv) is independently developed by or for such receiving Party without the use of any such information received from the disclosing Party (or its Affiliates or its or their Representatives).

“Confidentiality Agreement” means that certain Corporate Non-Disclosure Agreement executed on January 8, 2022 by and between Intel and Brookfield Asset Management Inc.

“Confidentiality Provisions” has the meaning set forth in Section 7.2(b).

“Contract” means any written or other legally binding contract, agreement, commitment or arrangement.

“Contracting Party” has the meaning set forth in Section 11.13.

“Contribution Time” has the meaning set forth in the recitals to this Agreement.

“Control” (including, with correlative meanings, the terms “controlling” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Debt Commitment Letter” has the meaning set forth in Section 6.6.

“Debt Financing” has the meaning set forth in Section 6.6.

“Debt Financing Sources” means the Persons (other than Brookfield or any of its Affiliates) who have committed to provide or arrange or otherwise entered into Contracts with respect to the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreements, indentures, note purchase agreements or credit agreements entered pursuant thereto or relating thereto (in each case, other than Brookfield and its Affiliates), together with their respective Affiliates and Representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.

“Designated Account” has the meaning set forth in Section 2.6(a)(i).

“Diversified Financial Investor” has the meaning set forth in the definition of Intel Competitor.

“DPA” means Section 721 of the Defense Production Act of 1950.

“ECL” has the meaning set forth in the recitals to this Agreement.

“EPC Contract” means that certain Engineering, Procurement and Construction Contract executed on the Execution Date, and effective as of (and conditioned upon) the Closing, by and between Intel and the Company.

“Equity Financing” has the meaning set forth in Section 6.6.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Ex-Im Laws” means all Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, the U.S. International Traffic in Arms Regulations and customs and import laws administered by U.S. Customs and Border Protection) applicable to the Company from time to time.

“Fab” has the meaning set forth in the recitals to this Agreement.

“Financial Investor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in other Persons.

“Financing” has the meaning set forth in Section 6.6.

“Fraud” means, with respect to any Party, actual and intentional common law fraud under Delaware law committed by such Party with respect to the making of any representation or warranty set forth in this Agreement or in any other document or certificate delivered in connection with this Agreement. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.4, Section 3.5, Section 3.7, Section 3.9, Section 4.1, Section 4.2, Section 4.3(a), Section 5.1, Section 5.2, Section 5.3(a), Section 6.1, Section 6.2, Section 6.3(a) and Section 6.4.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approval” means any Permit, authorization, approval, consent, tariff, certification, exemption, Order, recognition, grant, confirmation, clearance, expiration or termination of applicable waiting period (including any extension thereof), waiver, variance, filing or registration by, from or with any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or supranational government or any court, arbitral tribunal, administrative or regulatory agency, or other governmental authority, agency, or instrumentality and includes (a) any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of any of the foregoing, (b) any agency, division, bureau, department or other political subdivision of any of the foregoing and (c) any company, business, enterprise or other Person owned, in whole or in part, or controlled by any of the foregoing.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for money borrowed whether short-term or long-term and whether secured or unsecured, (b) reimbursement obligations in respect of letters of credit issued for the account of such Person, (c) obligations under Capital Leases, (d) obligations for the deferred purchase price of goods or services (other than account payables incurred in the ordinary course of business and other than contingent obligations in the control of the Company); (e) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (f) indebtedness of the types referred to in clauses (a) through (e) above of another Person which is guaranteed by such Person or secured by the assets of such Person.

“Indemnified Person” means any Company Indemnified Person, Brookfield Indemnified Person or Intel Indemnified Person, as applicable.

“Indemnifying Party” means any Party providing an indemnity pursuant to Section 8.1.

“Intel” has the meaning set forth in the preamble to this Agreement.

“Intel Competitor” has the meaning set forth on Schedule 3.

“Intel Contributed Assets” has the meaning set forth in the recitals to this Agreement.

“Intel Contribution” has the meaning set forth in the recitals to this Agreement.

“Intel Contribution Amount” has the meaning set forth in the recitals to this Agreement.

“Intel HoldCo Contribution” has the meaning set forth in the recitals to this Agreement.

“Intel HoldCo Contribution Time” has the meaning set forth in the recitals to this Agreement.

“Intel Indemnified Persons” has the meaning set forth in Section 8.2(b).

“Intel Parent Guaranty” means that certain Intel Parent Guaranty executed on the date hereof by Intel, as guarantor thereunder, and the Company, as beneficiary thereunder.

“Intel Taxes” means (a) any Taxes imposed on or with respect to the Intel Contributed Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date, (b) any Taxes (other than the Taxes described in clause (a) of this definition) (i) imposed on or with respect to the ownership or operation of the Intel Contributed Assets or the receipt of proceeds therefrom for any taxable period (or portion thereof) ending on or before the Closing Date or (ii) imposed pursuant to any Contract or agreement included in, or relating to, the Intel Contributed Assets that is entered into prior to the Closing Date, in each case, including any such Taxes imposed on or borne by any successor, and (c) any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the contribution of the Intel Contributed Assets to the Company. For purposes of clauses (a) and (b) of this definition, in the case of any taxable period that begins on or before and ends after the Closing Date, (i) Taxes that are based on or related to sales or receipts or imposed on a transactional basis shall be allocated to the portion of such taxable period in which the transaction giving rise to such Taxes occurred, and (ii) Taxes that are ad valorem or property Taxes, or otherwise imposed on a periodic basis, shall be allocated between the portion of such taxable period ending on and including the Closing Date and the portion of such taxable period beginning after the Closing Date by prorating any such Taxes based on the number of days in each such portion.

“Intel Units” has the meaning set forth in the recitals to this Agreement.

“Intel Units Purchase” has the meaning set forth in the recitals to this Agreement.

“Intel Units Purchase Price” has the meaning set forth in Section 2.1.

“Intellectual Property” means all common law or statutory intellectual property and industrial property rights of every kind and description throughout the world, whether registered or not, in (a) patents and patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets, including in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) moral rights and rights of attribution and integrity, (g) Internet domain names, (h) all rights in other similar intangible assets, and (i) all applications and registrations for the foregoing in any jurisdiction.

“Interim Period” means the period beginning on the Execution Date and ending at the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.1.

“Investment Company Act” has the meaning set forth in Section 4.9.

“Knowledge of Brookfield” means the actual knowledge of the individuals set forth on Schedule 4(a) after reasonable due inquiry.

“Knowledge of Intel” means the actual knowledge of the individuals set forth on Schedule 4(b) after reasonable due inquiry.

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Schedule 4(c) after reasonable due inquiry.

“Law” means any constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, Order, proclamation, resolution, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international Governmental Authority.

“Liabilities” means any liability or obligation whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, or due or to become due.

“Lien” means any hypothecation, lien, preference, priority, license, community property interests, mortgage, security interest, security agreement, pledge, deed of trust, easement, covenant restriction or other encumbrance of any kind or nature whatsoever.

“Losses” means any claims, Liabilities, Taxes, damages, losses and reasonable, documented out-of-pocket costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, condition, development or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities, properties, results of operations, privileges (whether contractual or otherwise), condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (ii) the Parties’ ability to consummate the Transaction; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of this clause (i): (a) the announcement, pendency or anticipated consummation of the Transaction; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the semiconductor industry; (d) a change in Intel’s stock price or trading volume, in and of itself; (e) any matter to the extent such matter relates to any Retained Liability; (f) any natural or man-made disaster, epidemic or pandemic (including related to the COVID-19 pandemic and actions taken in response thereto), act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (g) changes in general legal, regulatory or political conditions after the date hereof; (h) changes in GAAP or applicable Laws or the interpretation thereof after the date hereof; or (i) the taking of any action, or any failure to act, as expressly permitted by this Agreement or consented to by the Parties in writing; provided, further, that any event, change, circumstance, occurrence, effect, condition, development or state of facts referred to in clauses (b), (c), (f), (g) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, change, circumstance, occurrence, effect, condition, development or state of facts has a disproportionate effect on the Business compared to other participants in the semiconductor industry.

“Material Contract” means any Contract to which the Company is bound in one or more of the following categories: (a) engineering, procurement and construction Contract, equipment supply Contract, operating and maintenance Contract, equipment service Contract or any other similar material agreement for the purpose of constructing, supplying, operating or servicing all or part of the Arizona Fab or any other assets; (b) feedstock or supply agreement; (c) offtake or purchase agreement; (d) any hedging arrangements; (e) any credit agreement, loan or other Contract governing or relating to Indebtedness; (f) any Contract restricting or requiring the payment of dividends in cash; (g) any Contract that includes a non-compete, right of first refusal or right of first offer that restricts the business of the Company or otherwise materially restricts the lines of business of or the geography in which the Company can operate; (h) any Contract (i) pursuant to which the Company licenses Intellectual Property to or from any Person, other than “off-the-shelf” software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year, (ii) under which the Company has developed material Intellectual Property for any Person or under which any Person has developed Intellectual Property for the Company or (iii) entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting the Company’s rights to use or enforce any Intellectual Property owned by any the Company, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; (i) any Contract granting rights to equity securities in the Company; (j) all Contracts providing the Company with an option to acquire or lease Real Property or other material assets; (k) any CBA; (l) any Contract with a Governmental Authority; (m) any Contract that grants any power of attorney; (n) any Affiliate Contract or (o) any other Contract that is reasonably expected to exceed, $1,000,000 in expenditures or receipts in any twelve (12) month period.

“Non-Recourse Party” has the meaning set forth in Section 11.13.

“OMA” means that certain Operation and Maintenance Agreement executed on the date hereof by and between Intel and the Company.

“Order” means any order, decree, notice of responsibility, writ, ruling, decision, finding, directive, determination, adjudication, stipulation, award, injunction, judgment, assessment or similar act (including settlements) issued, promulgated or entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person (other than a natural person), its comparable organizational documents.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Technology Businesses” has the meaning set forth in the definition of Intel Competitor.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from a Governmental Authority.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for any tax, assessment or other charge to the extent not yet past due and payable, unless being contested in good faith by appropriate proceedings and for which appropriate amounts have been reserved on the Company’s books and records in accordance with GAAP; (b) materialmen’s, mechanics’, warehousemen’s, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the project, in each case for amounts not yet due unless being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP; (c) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith; (d) easements, covenants, conditions, right of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of such Real Property in the ordinary course of business; (f) zoning and other land use governmental rules of any municipality or Governmental Authority that do not materially interfere with the construction, development, operation or maintenance of the project; (g) rights of owners, lessors or grantors of interests in Real Property pursuant to the terms of the applicable Real Property agreements; (h) Liens securing the obligations for purchase money or obligations under any Capital Lease to the extent incurred in the ordinary course of business to finance items of equipment not comprising an integral part of the Arizona Fab (provided, that (A) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (B) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $50,000,000); and (i) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not adversely impacting the operation of the Arizona Fab.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“President” has the meaning set forth in the definition of CFIUS Approval.

“Project Contracts” has the meaning set forth in the recitals to this Agreement.

“Real Property” means all land together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Representative” means, with respect to any Person, any directors, managers, officers, employees and other representatives and agents (including attorneys, accountants, consultants and financial advisors) of such Person.

“Required Approvals” means those Governmental Approvals set forth on Schedule 2.

“Required Financial Information” has the meaning set forth in Section 7.5(b).

“Restricted Person” means a Person that is (a) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1 or E:2 in Supplement No. 1 to 15 C.F.R. Part 740 or (b) listed on the Entity List, Denied Persons List, Unverified List, or Military End User List maintained by the U.S. Department of Commerce.

“Retained Liabilities” means all Liabilities relating to the Intel Contributed Assets arising from conditions, events, facts or circumstances first occurring, existing or arising prior to the Closing, whether known or unknown, including any Intel Taxes.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means at any time any Person that is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons, (b) a Governmental Authority of, resident or located in, or organized under the Laws of a Sanctioned Jurisdiction or (c) directly or indirectly 50% or more owned (in the aggregate) or controlled by any one or more of the foregoing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States, (b) the United Nations Security Council, (c) the European Union and (d) the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to an entity, any limited liability companies, partnerships, corporations or other legal entities in which such entity holds a controlling interest or has the right to direct the management of such entity.

“Tax” means any and all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, customs, tariffs or assessments of any kind whatsoever, including with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, stamp, transfers, capital stock, payroll, employment, occupation, licenses, registration, social security, workers’ compensation or unemployment compensation, and including taxes or other similar charges in the nature of excise, withholding, ad valorem, and value added taxes and escheat and unclaimed property obligations, and any and all interest, penalties, fines, additions to tax and additional amounts imposed with respect to any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or collection of any Tax.

“Third Party” has the meaning set forth in Section 7.6(a).

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the A&R LLC Agreement, the EPC Contract, the OMA, the ASA, the Arizona Fab Lease Agreement, the WSA, the ECL, the Brookfield Guaranty, the Intel Parent Guaranty and any other agreement, document or instrument delivered hereunder and contemplated hereby.

“Units” has the meaning set forth in the A&R LLC Agreement.

“Wafer Business” has the meaning set forth in the definition of Intel Competitor.

“WSA” means the Wafer Supply Agreement entered into on the date hereof between the Company and Intel.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) pronouns shall include the corresponding masculine, feminine and neuter forms; (ii) definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined; (iii) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;” (iv) references to Articles, Sections, paragraphs, clauses, Schedules, Exhibits or Annexes, shall refer to an Article, Section, paragraph or clause of, or Schedule, Exhibit or Annex to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (v) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import shall refer to this Agreement as a whole, including the Company Disclosure Letter, Schedules, Exhibits and Annexes attached hereto, and not to any particular subdivision hereof unless expressly so limited; (vi) references to Schedules, Exhibits and Annexes refer to the items identified separately in writing by the Parties hereto as the described Schedules, Exhibits or Annexes attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (viii) unless the context requites otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or”; (ix) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; (x) references to any Affiliate of any Person include references to such Person’s Affiliates at the time of determination; (xi) any reference to any contract, agreement or other instrument (including this Agreement) or Law shall refer to such Contract, instrument or Law as amended, modified or supplemented from time to time in accordance with its terms, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); provided that any reference to Laws in Section 6.4 shall be to such Law as of the Execution Date; (xii) except for any Laws referenced in Section 6.4, any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder and (xiii) any reference to “writing” or comparable expressions includes a reference to electronic writings, such as email, .pdf copies and other comparable means of communication.

(b) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. For all purposes of this Agreement, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(c) The terms “dollars” and “$” means U.S. dollars, the lawful currency of the U.S.

(d) The Company Disclosure Letter has been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement. These section references are for convenience only, and the disclosure of any matter in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure with respect to the section or subsection of this Agreement to which it corresponds in number, as well as each other section and subsection of this Agreement containing representation and warranties of the Company to the extent it is reasonably apparent that such disclosure is applicable to such section or subsection, without regard to whether any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Letter and without regard to whether any particular section or subsection of the Company Disclosure Letter references any specific representation or warranty.

(e) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. The Parties acknowledge and agree that prior drafts of this Agreement and the documents referred to herein will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties. Furthermore, the Parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.

(f) The descriptive headings contained in this Agreement and the table of contents are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND CONTRIBUTION

Section 2.1 Intel Units Purchase. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Brookfield shall sell, transfer and deliver to Intel, free and clear of any Liens (other than Liens under the A&R LLC Agreement or restrictions on transferability under applicable state or federal securities Laws), and Intel shall purchase and receive from Brookfield, all of Brookfield’s right, title and interest in and to the Intel Units, for an aggregate purchase price of $51 (the “Intel Units Purchase Price”). No Units will be certificated and all of the Units shall be evidenced solely by recording in the books and records of the Company.

Section 2.2 Contribution of Assets. At the Contribution Time, subject to the Closing and on the terms and otherwise subject to the conditions set forth in this Agreement:

(a) Intel shall (or shall cause its applicable Affiliates to) contribute, transfer, assign, convey and deliver to the Company, as a capital contribution, and the Company shall accept and assume such contribution, transfer, assignment, conveyance and delivery of, the Intel Contribution, free and clear of all Liens, other than Permitted Liens; and

(b) Brookfield shall (or shall cause its applicable Affiliates to) contribute to the Company, as a capital contribution, and the Company shall accept and assume such contribution of, an amount in cash equal to the Brookfield Contribution Amount, free and clear of all Liens.

Section 2.3 Intel HoldCo Contribution. At the Intel HoldCo Contribution Time, subject to the Intel Contribution and otherwise on the terms and subject to the conditions set forth in this Agreement, Intel hereby contributes, transfers, assigns, conveys and delivers to Intel HoldCo, and Intel HoldCo does hereby irrevocably accept, all of Intel’s right, title and interest in, to and under the Intel Units, effective as of the Intel HoldCo Contribution Time, as a capital contribution.

Section 2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of signature pages by email at 7:00 a.m., Pacific time on (a) the date that is five (5) Business Days following the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article IX (other than any such conditions that by their terms will not be satisfied until the Closing, but subject to the satisfaction or, if permissible, waiving of such conditions at the Closing) or (b) such other date, time or place as mutually agreed to in writing by Brookfield and Intel. The date of the Closing is herein referred to as the “Closing Date” and all actions required to be taken pursuant hereto at the Closing shall occur and shall be deemed to take place simultaneously.

Section 2.5 Closing Deliverables.

(a) At or prior to the Closing, Intel shall deliver, or cause to be delivered, to the Company and Brookfield (except for (i) which shall be solely provided to Brookfield):

(i) an amount equal to the Intel Units Purchase Price by wire transfer of immediately available funds to Brookfield’s designated account provided to Intel no later than eight (8) Business Days prior to Closing;

(ii) a counterpart signature page to the A&R LLC Agreement, duly executed by Intel;

(iii) a valid IRS Form W-9 from Intel; and

(iv) a certificate, dated as of the Closing Date and duly executed by an authorized representative of Intel certifying the fulfillment of the matters set forth in Section 9.3(a) and Section 9.3(b).

(b) At or prior to the Closing, the Company shall:

(i) deliver to Intel (A) a copy of the A&R LLC Agreement, duly executed by the Company; and (B) a certificate, dated as of the Closing Date and duly executed by an authorized representative of the Company certifying the Company’s fulfillment of the matters set forth in Section 9.2(c) and Section 9.2(d); and

(ii) record in its books and records Intel as a Member (as defined in the A&R LLC Agreement) of the Company and owner of the Intel Units.

(c) At or prior to the Closing, Brookfield shall deliver, or cause to be delivered, to the Company and Intel:

(i) a counterpart signature page to the A&R LLC Agreement, duly executed by Brookfield;

(ii) a valid IRS Form W-9 from Brookfield’s regarded owner for U.S. federal income tax purposes;

(iii) a certificate, dated as of the Closing Date and duly executed by an authorized representative of Brookfield certifying the fulfillment of the matters set forth in Section 9.2(a) and Section 9.2(b); and

(iv) copies of the fully executed credit agreement and collateral documents related to the Debt Financing (provided, that provisions in such documentation related to fees and economic terms agreed to by Brookfield and the Debt Financing Sources may be redacted in a customary manner (none of which redacted provisions adversely affect the availability of, or impose additional restrictions on the availability of, the Debt Financing at Closing or prior to the termination of such documentation)).

Section 2.6 Contribution Time Deliverables.

(a) At the Contribution Time, Intel shall deliver, or cause to be delivered, to the Company:

(i) an amount equal to the Intel Contribution Amount by wire transfer of immediately available funds to the Company’s designated account provided by Brookfield to Intel no later than eight (8) Business Days prior to Closing (the “Designated Account”);

(ii) a counterpart signature page to the Arizona Fab Lease Agreement, duly executed by Intel; and

(iii) a counterpart signature page to the Assignment, duly executed by Intel or its applicable Affiliate.

(b) At the Contribution Time:

(i) Brookfield shall deliver to Intel a copy of the Assignment, duly executed by Brookfield;

(ii) the Company shall record in its books and records (x) the Intel Contribution made by Intel and (y) the contribution of the Brookfield Contribution Amount made by Brookfield; and

(iii) Brookfield shall deliver, or cause to be delivered, to the Company an amount equal to the Brookfield Contribution Amount by wire transfer of immediately available funds to the Designated Account.

Section 2.7 Intel HoldCo Contribution Time Deliverables. At the Intel HoldCo Contribution Time:

(a) Intel HoldCo shall deliver, or cause to be delivered, to the Company:

(i) a counterpart signature page to the A&R LLC Agreement, duly executed by Intel HoldCo; and

(ii) a valid IRS Form W-9 from Intel HoldCo, and

(b) the Company shall:

(i) deliver, or cause to be delivered, to Intel a counterpart signature page to the Arizona Fab Lease Agreement, duly executed by the Company; and

(ii) record in its books and records (x) the admission of Intel HoldCo as a Member of the Company and sole owner as of such time of the Intel Units and (y) the withdrawal of Intel as a Member of the Company.

Section 2.8 Intended Tax Treatment. For all U.S. federal (and applicable state and local) income Tax purposes, the Parties intend to treat (a) the Intel Units Purchase as (i) a purchase by Intel of its proportionate interest in each of the Company’s assets, which are treated as held directly by Brookfield and (ii) immediately thereafter, Intel and Brookfield contributing their respective interests in each of the Company’s assets to the a newly-formed partnership in exchange for their respective Intel Units and Brookfield Units, in each case consistent with Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 1), (b) each of Intel’s contribution of the Intel Contribution and Brookfield’s contribution of the Brookfield Contribution Amount pursuant to this Agreement as a tax-deferred contribution to a partnership in exchange for an interest in the partnership described in Section 721(a) of the Code (or any similar or corresponding provision of state or local Law), and (c) the Intel HoldCo Contribution pursuant to this Agreement as a tax-deferred exchange as described in Section 351(a) of the Code. Each Party shall (A) prepare and file, and cause its Affiliates to prepare and file, all Tax Returns on a basis consistent with such treatment and (B) take no position, and cause its Affiliates to take no position, inconsistent with such treatment on any Tax Return, in any audit or proceeding before any Taxing Authority, or in any report made for Tax purposes, in each case, unless otherwise required by a final “determination” as defined in Section 1313(a) of the Code.

Section 2.9 Withholding. The Company, Brookfield and Intel shall be entitled to deduct and withhold from any amounts payable or deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld under any applicable Law. In the event any amounts are so deducted or withheld, the amounts deducted or withheld shall be treated as having been paid or delivered to the Person in respect of which such amounts would otherwise have been paid or delivered for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure letter delivered by the Company to Intel and Intel HoldCo in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), Brookfield represents and warrants to Intel and Intel HoldCo, as of the date hereof and the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

Section 3.1 Organization.

(a) The Company (i) is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as it is now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction in which its ownership, lease, operation of properties or the conduct of the Business as now conducted requires such qualification or license, except in the case of this clause (iii), where the failure to be so qualified is not, and would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole.

(b) True, complete and correct copies of the Organizational Documents of the Company, all in such form as currently in full force and effect as of the date hereof (prior to giving effect to this Agreement), have previously been delivered to Brookfield, and the Company is in compliance with and is not in violation, breach or default of any of its Organizational Documents or any provision therein (nor has any event occurred that, with or without notice, lapse of time, or both, would constitute a violation, breach or default of any of its Organizational Documents or any provision therein).

Section 3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by the Company, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by the Company. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the

“Bankruptcy and Equity Exceptions”). When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 3.3 Consents and Approvals; No Conflicts.

(a) The execution and delivery by the Company of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of the Company, (ii) result in the creation of any Lien upon the ownership interests of the Company or upon each such Person’s assets (other than Liens on the Units arising under the A&R LLC Agreement and restrictions on transferability under applicable state or federal securities Laws) under, (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under (A) the provisions of the Organizational Documents of the Company or (B) any Material Contract to which the Company is a party or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not individually or in the aggregate reasonably be expected to be material to the Company as a whole.

(b) Assuming the accuracy of the representations of Intel set forth in Article IV and Intel HoldCo in Article V, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by the Company pursuant hereto does not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals.

Section 3.4 Capitalization; Validity.

(a) Section 3.4(a) of the Company Disclosure Letter correctly sets forth the name of the Company, the jurisdiction of its organization, the Persons that own the outstanding equity securities of the Company and the amount of equity securities held by each such Person.

(b) There are no outstanding (i) securities convertible or exchangeable into membership units or other equity securities of the Company, (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership units or other equity securities of the Company or (iii) equity appreciation, phantom stock, profit participation or similar rights or other equity or equity-based rights with respect to the Company. When issued pursuant to and in accordance with the terms of this Agreement, all of the Units will have been duly authorized, validly issued, fully paid and non-assessable, will not have been issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights and will be free and clear of any Liens (other than Liens under the A&R LLC Agreement or restrictions on transferability under applicable state or federal securities Laws). Upon the Intel Units Purchase, (i) the Intel Units will represent 51% of the Units, (ii) the Brookfield Units will represent 49% of the Units, and (iii) other than the Units, there shall be no equity securities of the Company outstanding.

(c) The Company does not own, directly or indirectly, any equity securities in any Person.

Section 3.5 Special Purpose Vehicle. Since its formation and through the Execution Date, no actions have been taken and no business has been conducted by the Company except for ministerial activities and the execution and performance by the Company of this Agreement and the other Transaction Documents. The Company has no Indebtedness and there are no Liens on the Company or any of its assets, other than Permitted Liens.

Section 3.6 Litigation. There are no, and have never been any, Actions pending or, to the Knowledge of the Company, threatened against the Company. The Company is not subject to or bound by any outstanding Orders.

Section 3.7 Brokerage. The Company has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or its Affiliates.

Section 3.8 Tax Matters.

(a) The Company (i) has timely filed all Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects, (ii) has timely paid all Taxes required to be paid by it (whether or not shown on any return) to the proper Taxing Authority, and (iii) has deducted, withheld and collected all amounts that it is required by law to deduct, withhold or collect on payments to third parties and has remitted such amounts to the proper Taxing Authority.

(b) The Company (i) has not waived or extended any statute of limitations period for Taxes, (ii) is not the subject of an audit or other examination relating to the payment of Taxes, (iii) has not received any written notice from any Taxing Authority that such an audit or examination is contemplated or pending, and (iv) is not the subject of any assessment or other deficiency proceeding with respect to Taxes.

(c) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) does not have any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by Contract, (iii) has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (iv) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, (v) is not a party to any Tax allocation or sharing agreement or similar arrangement, and (vi) does not have an outstanding request for, or has received, a written ruling from a Taxing Authority or entered into any written agreement with a Taxing Authority with respect to any Taxes.

(d) The Company is, and has been since its inception, treated and properly classified as a disregarded entity or partnership for U.S. federal (and applicable state and local) income Tax purposes.

Section 3.9 Compliance with Laws. Except as would not be material and adverse to the Company, (i) the Company is and has at all times been in compliance with all Laws and all Orders as applicable and (ii) no notice, Action or assertion has been filed, commenced or, to the Knowledge of the Company, threatened against the Company alleging any violation of any Law or Order.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INTEL

Intel represents and warrants to the Company and Brookfield as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.1 Organization; Authority. Intel is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of Intel, and no other proceedings on the part of Intel are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by Intel. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Intel, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy and Equity Exceptions. When each other Transaction Document to which Intel is or will be a party has been duly executed and delivered by Intel (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Intel enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.3 Consents and Approvals; No Conflict.

(a) The execution and delivery by Intel of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of Intel, (ii) result in the creation of any Lien upon the ownership interests of Intel or upon each such Person’s assets (other than Liens on the Units arising under the A&R LLC Agreement and restrictions on transferability under applicable state or federal securities Laws) under, (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the Organizational Documents of Intel or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not individually or in the aggregate reasonably be expected to be material to Intel.

(b) Assuming the accuracy of the representations of the Company set forth in Article III and Brookfield in Article VI, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel pursuant hereto does not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals.

Section 4.4 Acquisition Entirely For Own Account. (a) The Intel Units being acquired by Intel are being acquired for investment for Intel’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, (b) Intel has no present intention of selling, transferring, granting any participation in, or otherwise distributing the same and (c) Intel does not have any contract, agreement or other arrangement with any other Person to sell, transfer, grant participation rights in or otherwise distribute the Intel Units being acquired by Intel to any other Person; provided, that, in each case, Intel, in its sole discretion, shall be permitted to transfer or otherwise distribute the Intel Units being acquired by Intel to any direct or indirect wholly owned Subsidiary of Intel that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (including, for the avoidance of doubt, Intel HoldCo); provided, further, that the obligations of such direct or indirect wholly owned Subsidiary of Intel are guaranteed by Intel under the Intel Parent Guaranty.

Section 4.5 No Registration. Intel understands that the Intel Units, at the time of Intel Units Purchase, are not registered under the Securities Act on the basis that the Intel Units Purchase is exempt from registration under the Securities Act and state securities laws, and the representations and warranties of Intel contained in this Agreement are essential to any claim of exemption by the Company from such registration. Intel is aware that only the Company can take action to register the Units under the Securities Act and that, at the time of Intel Units Purchase, the Company is under no obligation to do so.

Section 4.6 Independent Investigation. Intel has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Intel has been provided access to the personnel, properties, books and records of the Company sufficient to make an informed investment decision regarding its acquisition of the Intel Units and entry into this Agreement.

Section 4.7 Investment Experience. Intel has such knowledge and experience in financial and business matters to enable Intel to evaluate the merits and risks of an investment in the Intel Units and to make an informed investment decision and understands that (a) such investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (b) the acquisition of the Intel Units hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment and (c) there are substantial restrictions on the transferability of, and there is no public market for, the Intel Units.

Section 4.8 Accredited Investor. Intel is an Accredited Investor and has not taken, and will not take, any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the Intel Units being acquired by Intel.

Section 4.9 Qualified Purchaser. Intel is a “qualified purchaser” as defined in the Investment Company Act of 1940 (the “Investment Company Act”) and within the meaning of Section 3(c)(7) of the Investment Company Act.

Section 4.10 Restricted Securities. Intel understands that the Intel Units are “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act and, except in limited circumstances in compliance with the applicable terms of this Agreement and the Securities Act, may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.11 “Bad Actor” Representations. The information in Annex 1 is accurate with respect to Intel. Intel further agrees that it will promptly inform the Company in writing if at any time after the Closing any of the representations in Annex 1 are no longer accurate with respect to such Person. The information in Annex 1 remains accurate with respect to Intel until the date on which Intel has otherwise notified the Company in writing in accordance with the immediately preceding sentence.

Section 4.12 ERISA Representation. Intel is not acquiring the Intel Units with, or contributing any property to the Company that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code §4975.

Section 4.13 Financing. Intel will have, at the Closing, cash and other sources of immediately available funds sufficient to permit Intel to pay the Intel Contribution Amount and all related fees and expenses necessary to consummate the Transaction on the terms and subject to the conditions set forth herein and in the other Transaction Documents. The obligations of Intel under this Agreement and the other Transaction Documents are not contingent on the availability of financing to Intel.

Section 4.14 Litigation. There are no material Actions pending or, to the Knowledge of Intel, threatened against Intel with respect to the Arizona Fab or the Business. Intel is not subject to or bound by any material outstanding Orders with respect to the Arizona Fab or the Business.

Section 4.15 Compliance with Laws.

(a) With respect to the Intel Contributed Assets, except as would not be material and adverse to the Arizona Fab, (i) Intel is in compliance with all Laws and all Orders as applicable, (ii) no notice, Action or assertion has been filed, commenced or, to the Knowledge of Intel, threatened against Intel alleging any violation of any Law or Order, and no Action is pending, or to the Knowledge of Intel, threatened.

(b) In the five (5) years prior to the date hereof, none of Intel nor its Affiliates, nor any of their respective directors or officers, general partners, managers, employees, or, to the Knowledge of Intel, agents, in each case acting on their behalf: (i) has, directly or indirectly violated any applicable Anti-Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Sanctioned Person nor otherwise violated Sanctions, or (iv) has received any allegation, inquiry, notice or communication that alleges that Intel or any Person acting for or on behalf or at the direction thereof may have violated any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, and is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INTEL HOLDCO

Intel HoldCo represents and warrants to the Company and Brookfield as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 5.1 Organization; Authority. Intel HoldCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel HoldCo, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of Intel HoldCo, and no other proceedings on the part of Intel HoldCo are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by Intel HoldCo. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Intel HoldCo, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy and Equity Exceptions. When each other Transaction Document to which Intel HoldCo is or will be a party has been duly executed and delivered by Intel HoldCo (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Intel HoldCo enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 5.3 Consents and Approvals; No Conflict.

(a) The execution and delivery by Intel HoldCo of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of Intel HoldCo, (ii) result in the creation of any Lien upon the ownership interests of Intel HoldCo or upon each such Person’s assets (other than Liens on the Units arising under the A&R LLC Agreement and restrictions on transferability under applicable state or federal securities Laws) under, (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the Organizational Documents of Intel HoldCo or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not individually or in the aggregate reasonably be expected to be material to Intel HoldCo.

(b) Assuming the accuracy of the representations of the Company set forth in Article III and Brookfield in Article VI, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Intel HoldCo pursuant hereto does not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BROOKFIELD

Brookfield represents and warrants to the Company, Intel and Intel HoldCo as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 6.1 Organization. Brookfield is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Brookfield, and the consummation of the transactions contemplated hereby and thereby, have been, or if delivered at the Closing, will be as of the Closing, duly and validly authorized by all requisite action on the part of Brookfield, and no other proceedings on the part of Brookfield are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document executed and delivered by Brookfield. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Brookfield, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy and Equity Exceptions. When each other Transaction Document to which Brookfield is or will be a party has been duly executed and delivered by Brookfield (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Brookfield enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 6.3 Consents and Approvals; No Conflict.

(a) The execution and delivery by Brookfield of this Agreement and any other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with the Organizational Documents of Brookfield, (ii) result in the creation of any Lien upon the ownership interests of Brookfield or upon each such Person’s assets (other than Liens on the Units arising under the A&R LLC Agreement and restrictions on transferability under applicable state or federal securities Laws) under, (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the Organizational Documents of Brookfield or (iv) violate any Law to which the Company or its assets is subject, except in the case of clauses (ii) and (iii), as would not individually or in the aggregate reasonably be expected to be material to Brookfield.

(b) Assuming the accuracy of the representations of Intel set forth in Article IV and Intel HoldCo in Article V, the execution, delivery and performance of this Agreement and all other Transaction Documents executed and delivered by Brookfield pursuant hereto does not, and the consummation of the transactions contemplated hereby and thereby will not, require any Governmental Approval other than the Required Approvals.

Section 6.4 Compliance with Laws; Brookfield Investors.

(a) All of the equity interests in Brookfield are owned, directly or indirectly, by (i) the Brookfield Fund Entities and (ii) Brookfield Infrastructure Partners L.P., a Bermuda limited partnership. The Brookfield Fund GPs, directly or indirectly, Control Brookfield and each of the Brookfield Fund Entities, and no Person (other than Brookfield Asset Management Inc. via the Brookfield Fund GPs) holds any “control” (as defined pursuant to 31 CFR § 800.208 as of the Execution Date) rights with respect to Brookfield or any of the Brookfield Fund Entities.

(b) In the five (5) years prior to the Execution Date, none of Brookfield nor its Affiliates, nor any of their respective directors or officers, general partners, managers, employees or, to the Knowledge of Brookfield, agents, in each case acting on behalf of Brookfield or its Affiliates: (i) has, directly or indirectly, violated any applicable Anti-Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Restricted Person or a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Restricted Person or Sanctioned Person nor otherwise violated Sanctions or (iv) has received any allegation, inquiry, notice or communication that alleges that the Company, Brookfield or any Person acting for or on behalf or at the direction thereof may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and is not aware of any such circumstances presently in existence likely to give rise to any such allegation, inquiry, notice or communication. To the Knowledge of Brookfield, no capital contribution to the Brookfield Fund Entities by a limited partner has been derived from any illegal or illegitimate activities. To the actual knowledge of the individuals set forth on Schedule 4(a), as of the Execution Date, no limited partner in the Brookfield Fund Entities is a Restricted Person or a Sanctioned Person.

(c) (x) The Brookfield Fund Entities have not contributed to Brookfield or the Company capital from an individual limited partner or other passive investor in the Brookfield Fund Entities that is (i) a government of, (ii) an entity organized under the laws of or having its principal place of business in or (iii) a citizen or lawful permanent resident of any “foreign country of concern,” within the meaning of Section 103(a)(4) of the CHIPS and Science Act of 2022, H.R. 4346 (as in effect on the Execution Date and with the parties’ acknowledgment and agreement that no country is listed under Section 103(a)(4)(B) of such Act as of the Execution Date), if any, in excess of five percent (5%) of the aggregate amount of capital contributed from limited partners of the Brookfield Fund Entities to Brookfield or the Company, and (y) the aggregate amount of capital contributed from the Brookfield Fund Entities to Brookfield or the Company from such limited partners and/or passive investors described in clause (x) is less than ten percent (10%) of the aggregate amount of capital contributed from the Brookfield Fund Entities to Brookfield or the Company and (z) no Person directly or indirectly holds or has otherwise acquired any economic or voting interest in Brookfield or the Company, other than as a direct result of (and in proportion to) capital contributions made by the Brookfield Fund Entities to Brookfield or the Company (as applicable) on behalf of such Person.

(d) Neither Brookfield nor any of its Affiliates is a “foreign entity of concern” within the meaning of 15 U.S.C. § 4651(6) (as such term is in effect on the Execution Date and with the parties’ acknowledgment and agreement that no entity is listed under 15 U.S.C. § 4651(6)(E) as of the Execution Date).

Section 6.5 ERISA Representation. Brookfield did not acquire the Brookfield Units with, or contributing any property to the Company that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code §4975.

Section 6.6 Financing. Brookfield will have at the Closing, assuming the Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter and the ECL, cash and other sources of immediately available funds sufficient to permit Brookfield to pay the Brookfield Contribution Amount and all related fees and expenses necessary to consummate the transactions contemplated by this Agreement and the A&R LLC Agreement on the terms and subject to the conditions set forth herein and therein. Concurrently with the execution of this Agreement, Brookfield has delivered to Intel (a) a true, correct and complete copy of the executed ECL to provide equity financing in accordance with the terms thereof (the “Equity Financing”), and (b) a true, correct and complete copy of the executed debt commitment letter and each executed fee letter associated therewith between Brookfield and the Debt Financing Sources (provided, that provisions in the fee letter(s) related to fees, economic terms and “market flex” provisions agreed to by Brookfield and the Debt Financing Sources may be redacted in a customary manner (none of which redacted provisions adversely affect the availability of, or impose additional restrictions on the availability of, the Debt Financing)), dated as of the date hereof (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively, the “Debt Commitment Letter”), providing the terms and conditions upon which the Debt Financing Sources have committed to provide debt financing to Brookfield in accordance with the terms of the Debt Commitment Letter (the “Debt Financing”, and together with the Equity Financing, the “Financing”). As of the date hereof, the ECL in the form so delivered is, and the Debt Commitment Letter in the form so delivered is (as to Brookfield and any Affiliate of Brookfield party thereto and, to the actual knowledge of Brookfield, the other parties thereto), valid and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the commitments with respect to the Debt Commitment Letter and ECL have not been withdrawn, terminated, rescinded or otherwise amended or modified in any respect (subject to any applicable “flex” provisions under the Debt Commitment Letter or related fee letter(s)) and no amendment or modification to such Debt Commitment Letter is contemplated as of the date hereof other than for the purpose of adding additional lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date of this Agreement through customary joinder documentation or an amendment and restatement of the Debt Commitment Letter. The aggregate proceeds of the Financing, when funded in accordance with the ECL and the Debt Commitment Letter, will provide financing to Brookfield, together with cash and other sources of immediately available funds that are accessible to Brookfield, sufficient to pay all amounts to be paid by Brookfield under this Agreement, and all of Brookfield’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement. As of the date hereof, there are not any other Contracts, side letters or arrangements relating to the Financing that could affect the availability of the funding in full of the Financing contemplated by the ECL and the Debt Commitment Letter. Brookfield is not in violation or breach of any of the terms or conditions set forth in the Debt Commitment Letter, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) constitute a default, breach or failure on the part of Brookfield or any of its Affiliates (or to Brookfield’s knowledge, any other party thereto) to satisfy a condition precedent set forth in the Debt Commitment Letter, or (ii) result in any portion of the Debt Financing being unavailable on the Closing Date, assuming the conditions to the Debt Financing set forth in the Debt Commitment Letter are satisfied. As of the date hereof, Brookfield has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Debt Financing set forth in the Debt Commitment Letter to be satisfied by it or (B) the full amount of the Debt Financing will not be available on the Closing Date. Brookfield has fully paid any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the date hereof. No part of the Brookfield Contribution Amount is or shall be derived, directly or indirectly, from any activity with or involving a Sanctioned Person or a Sanctioned Jurisdiction, or otherwise in violation of Sanctions. Any rating agency presentations, bank information memoranda and similar customary marketing documents reasonably required in connection with the Debt Financing shall provide that the Debt Financing is non-recourse to Intel and its Affiliates (including the Company); provided, however, Brookfield may describe the terms of the Project Contracts in such marketing documents. On the Closing Date, the terms of the executed definitive documentation relating to the Debt Financing are consistent with (or not less favorable to the Company’s interests, taken as a whole, than) the terms of the Debt Commitment Letter as of the date hereof (including, with respect to conditionality, timing and availability of the Debt Financing), and do not reduce the quantum of the Debt Financing provided for in the Debt Commitment Letter as of the date hereof.

Section 6.7 Tax Classification. Brookfield is, and at all times since formation has been, treated as a disregarded entity for U.S. federal income tax purposes.

ARTICLE VII

ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1 Certain Actions.

(a) Notwithstanding anything herein to the contrary, during the Interim Period (x) the Company shall not take and (y) Brookfield and its Affiliates shall not take or permit to be taken with respect to the Company, any action except for activities reasonably contemplated by this Agreement and the other Transaction Documents.

(b) Notwithstanding anything herein to the contrary, during the Interim Period Intel and its Affiliates shall not take or permit to be taken any action that would cause the Intel Contributed Assets, when contributed immediately following Closing, to be subject to any Liens other than Permitted Liens. No later than ninety (90) days following the Execution Date and for each thirty (30) day period thereafter until the Closing, Intel shall deliver for informational purposes to Brookfield and the Company a report describing in reasonable detail the cumulative amounts of Intel expenditure and contributions with respect to the Arizona Fab as of such date.

Section 7.2 Filings and Other Actions; Cooperation.

(a) Each Party shall cooperate and use all commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement) to take, or cause to be taken, all reasonable and appropriate action to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable, including (i) to obtain from any applicable Governmental Authority all Required Approvals and (ii) to obtain any other Governmental Approvals as are determined to be necessary or advisable in the view of the Parties after consultation with each other for the consummation of the transactions contemplated by this Agreement, it being understood and agreed that the Parties’ obligations to consummate the Closing is not conditioned on, or in any way contingent upon or otherwise subject to, receipt of the Government Approvals described in clause (ii).

(b) Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to any investigation or inquiry under the antitrust laws relating to the transactions contemplated by this Agreement or Governmental Approval that is the subject of this Section 7.2 and permit the other Parties to review in advance any proposed written communication by such Party to any Governmental Authority in connection therewith, to the extent permitted by Law and subject to customary confidentiality protections. No Party shall agree to participate in any meeting (including by video conference or telephone) with any Governmental Authority in respect of any such matter unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority and applicable Law, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and the terms and conditions related to confidential, proprietary or commercially sensitive information that are contained in the other Transaction Documents (“Confidentiality Provisions”), each Party will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the matters set forth in this Section 7.2. Subject to the Confidentiality Provisions and any other confidentiality agreements, each Party will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing, in each case, to the extent permitted by Law and subject to customary confidentiality protections. Notwithstanding anything in this Section 7.2(b) to the contrary, this Section 7.2(b) shall not apply to actions taken by the Parties with respect to the CFIUS Approval, which shall be solely addressed in Section 7.2(c) and Section 7.2(d).

(c) Each of Brookfield and Intel shall use all commercially reasonable efforts to do all things necessary, proper or advisable to obtain CFIUS Approval, including (i) as promptly as reasonably practicable after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.501 with respect to the Transaction (unless such draft filing has already been submitted prior to the date of this Agreement) and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as reasonably practicable after CFIUS’s provision of comments on the draft filing, file with CFIUS a voluntary notice, as contemplated by 31 C.F.R. § 800.501(a), (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law (provided that, a Party may request an extension of CFIUS’ deadline to respond to CFIUS’s questions), comply with any request received by any of them or any of their respective Subsidiaries from a Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such Transaction, (iv) ensure that any information furnished in respect of this Section 7.2(c) is true and correct in all material respects and (v) subject to the Confidentiality

Provisions, reasonably cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the other Party prior to filing, and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under the DPA with respect to any such filing or any such Transaction. Subject to applicable Law, the Parties shall (A) reasonably consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the DPA, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Party of any such written communications, except for any exhibits to such communications providing the personal identifying information required by CFIUS; and (C) permit each other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each of clauses (A), (B) and (C), subject to the Confidentiality Provisions and such other confidentiality considerations and redactions contemplated under the DPA, as may otherwise be required by CFIUS, or to preserve business Confidential Information of any Party.

(d) In order to obtain CFIUS Approval, Brookfield and Intel, on behalf of the Company following the Closing, agree to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by CFIUS or the President, including (i) agreeing to conditions imposed by CFIUS or the President or (ii) accepting any operational restrictions on Brookfield or any of its Affiliates, in each case other than requirements or conditions that would reasonably be expected, individually or in the aggregate, to result in an CFIUS Adverse Impact on Brookfield or the Company in their sole discretion or any of their Affiliates or an adversely material impact on any of Brookfield’s non-controlled Affiliates.

Section 7.3 Confidentiality. During the Interim Period, and, if this Agreement is terminated prior to Closing pursuant to Section 10.1, for two (2) years after such termination, each Party agrees that all Confidential Information it receives from the other Party, any Affiliate thereof or any Representative of any such Party or Affiliate shall be kept confidential by the receiving Party and shall not be disclosed by such receiving Party in any manner whatsoever; provided, that such Confidential Information may be disclosed (i) by each Party (and its Affiliates, and its and their respective directors, officers, shareholders, partners, employees, agents and members) (A) to those of such Party’s Affiliates, and its and their respective agents, Representatives and employees who (x) need to be familiar with such Confidential Information in connection with such Party’s investment in the Company or its obligations under the Transaction Documents and (y) are subject to confidentiality obligations at least as restrictive as the obligations set forth herein (“Acceptable Confidentiality Provisions”), (B) to such Party’s existing or prospective direct or indirect limited partners and equity holders so long as they are subject to confidentiality restrictions not less onerous than those set forth herein, (C) to the extent required to be disclosed by order of a court of competent jurisdiction or Governmental Entity, or by any Law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards (after (x) taking commercially reasonable steps to redact or otherwise maintain confidential treatment with respect to such information, and (y) notice of such requirement has been given to the other Party, in each case, to the extent legally permissible, and the other Party has had a reasonable opportunity to oppose such disclosure), (D) to the extent necessary for the enforcement of any right of such Party arising under this Agreement, (E) to the extent required to be disclosed on any tax return or in connection with any audit or other proceeding relating to taxes, and (F) to any potential equity (other than fund-level limited partners, which are the subject of subclause (B) above) or debt financing sources, or otherwise to any Person in connection with obtaining any potential financing (and any refinancing thereof) incurred by such Party (including inclusion of such information in any bank information memoranda, offering memoranda or rating agency presentations), in each case described in this clause (F), so long as (x) the recipient of such Confidential Information is subject to a confidentiality agreement containing Acceptable Confidentiality Provisions (which may include “click through” or other affirmative action by such recipient to access such Confidential Information contained in bank information memoranda, offering memoranda, rating agency presentations or other marketing materials hosted on an electronic system or platform and acknowledge its confidential obligations in respect thereof) and (y) such recipient is not an Intel Competitor or an Affiliate thereof, and (ii) Affiliates of each Party shall be permitted to disclose such Confidential Information as part of its or its Affiliates’ normal internal reporting or review procedure (subject to such Party’s internal confidentiality policies and procedures). From and after the Closing, if it occurs, rights and obligations regarding Confidential Information shall be exclusively governed by Section 8.5 of the A&R LLC Agreement or such other Contract as the Parties may enter from time to time. Nothing in this Section 7.3 shall affect the terms, conditions or applicability of the Confidentiality Agreement.

Section 7.4 Efforts to Close. On the terms and subject to the conditions set forth in this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to take (or cause to be taken) all actions reasonably necessary to consummate, as soon as practicable following the date hereof (and in no event later than the Outside Date), the Transaction and to cause each of the conditions set forth in Article IX to be satisfied. Each Party acknowledges and agrees that its obligation to use (and to cause its Affiliates to use) “commercially reasonable efforts” for purposes of this Section 7.4 shall be deemed to require compliance with the provisions of this Agreement that otherwise require “reasonable best efforts.”

Section 7.5 Financing.

(a) Brookfield shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter (including, if applicable, the flex provisions) on or prior to the Closing, including: (i) complying with its obligations under the Debt Commitment Letter in the form provided to Intel on or prior to the date hereof; (ii) entering into definitive agreements with respect to the Debt Financing on a timely basis on the terms and subject to the conditions (including agreeing to any requested changes to the commitments thereunder by the committed lenders in accordance with the related flex provisions) contained in the Debt Commitment Letter (as in effect on the date hereof) or on terms reasonably acceptable to Brookfield that would not (A) reduce the aggregate amount of the committed financing (including by changing the amount of fees to be paid or original issue discount) below the amount sufficient to consummate the transactions, or (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (C) except as contemplated by the Debt Commitment Letter or the related fee letter(s), including in connection with the exercise of any applicable “flex” provisions under the Debt Commitment Letter or the related fee letters, amend other terms in the case of this clause (C) in a manner that would otherwise adversely impact the ability of Brookfield to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; provided, that, for the avoidance of doubt, Brookfield may amend the Debt Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, if the addition of such parties, individually or in the aggregate, would not reasonably be expected to prevent, impede or delay the availability of the Debt Financing or the consummation of the transactions contemplated hereby; (iii) satisfying (or obtaining a waiver of) on a timely basis all covenants and conditions in the Debt Commitment Letter that are, in each case, in Brookfield’s or its Affiliates’ Control, including the funding of the Equity Financing and the payment of any fees or expenses required as a condition to Debt Financing; (iv) maintaining in full force and effect the Debt Commitment Letter until the earlier of the consummation of the Closing and the expiration of the commitment period in the Debt Commitment Letter; (v) subject to the satisfaction or waiver of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or waiver of such conditions) consummating the Debt Financing contemplated by the Debt Commitment Letter at the Closing, in an amount sufficient, when combined with the Equity Financing (including any increase thereto) and cash and other sources of immediately available funds that are accessible to Brookfield, to satisfy Brookfield’s obligations contemplated by this Agreement, including the contribution of the Brookfield Contribution Amount and payment of all fees and expenses of Brookfield due and payable at or in connection with the Closing; and (vi) enforcing all of its rights under the Debt Commitment Letter (and any definitive agreements related thereto). Brookfield shall not, and shall not permit any of its Affiliates to, without the prior written consent of Intel, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter or the Equity Financing contemplated by the ECL. If all or a portion of the Debt Financing becomes unavailable on the terms and subject to the conditions contemplated in the Debt Commitment Letter, Brookfield promptly (and in any event within two (2) Business Days) shall notify Intel of such unavailability and the reasons therefor and shall thereafter use its commercially reasonable efforts to seek and to arrange to obtain alternative financing (“Alternative Financing”), including from alternative sources on terms and conditions that (x) are not materially less favorable in the aggregate to Brookfield (as reasonably determined in good faith by Brookfield) than the financing contemplated by the Debt Commitment Letter and (y) would be permitted if effected pursuant to an amendment to the Debt Commitment Letter in accordance with the below provisions of this Section 7.5(a), as promptly as reasonably practicable following the occurrence of such event, it being understood that nothing in this Section 7.5(a) shall be deemed to require Brookfield to, in connection with any Alternative Financing, pay any fees substantially higher, in the aggregate, than those contemplated by the Debt Commitment Letter or agree to any “flex” provisions materially less favorable, in the aggregate, to Brookfield than any such corresponding “flex” provisions contained in or contemplated by the Debt Commitment Letter. For the purposes of this Agreement, all references to the “Debt Financing” shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing. Brookfield shall keep Intel informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing and shall give Intel prompt written notice (x) of any threatened or actual breach or default by any party to the Debt Commitment Letter which could reasonably be expected to affect the conditionality, timing, availability or quantum of the Debt Financing or any threatened or actual termination of the Debt Commitment Letter, (y) of receipt by Brookfield of any written notice or other written communication from any Debt Financing Source of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of Debt Financing to be funded at the Closing or thereafter and (z) if at any time for any reason Brookfield believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive agreements related to the Debt Financing. Without the prior written consent of Intel, Brookfield shall not, and shall not permit any other Person to, amend, modify, supplement, waive, restate or replace the Debt Commitment Letter; provided, that Brookfield may amend, amend and restate, replace, supplement, or otherwise modify or waive any of its rights under, such Debt Commitment Letter, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Debt Commitment Letter shall not (x) expand upon the conditions precedent to the funding of the Debt Financing as set forth in the Debt Commitment Letter or otherwise modify the Debt Commitment Letter in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Closing or any capital contribution by Brookfield following the Closing, including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of Debt Commitment Letter prior to the Closing, (y) reduce the amount of the Debt Financing or reduce the Debt Financing Sources’ commitments under the Debt Commitment Letter (other than as a result of an assignment of a Debt Financing Source’s commitment to another Debt Financing Source) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) and cash and other sources of immediately available funds that are accessible to Brookfield, is sufficient to satisfy Brookfield’s obligations contemplated by this Agreement, including contribution of the Brookfield Contribution Amount and payment of all fees and expenses of Brookfield due and payable at or in connection with the Closing, or (z) materially and adversely affect the ability of Brookfield to enforce its rights against the Debt Financing Sources or under the Debt Commitment Letter. Brookfield shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the ECL without the prior written consent of Intel.

(b) Prior to the earlier of the Closing or termination of this Agreement, Intel shall use its commercially reasonable efforts to provide customary cooperation to Brookfield, and at Brookfield’s sole expense, in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Intel or any of its Affiliates), including using commercially reasonable efforts to: (i) furnish Brookfield and the Debt Financing Sources with financial data and other information reasonably available to Intel regarding the Intel Contributed Assets that is necessary for Brookfield to prepare an unaudited balance sheet of the Company or Brookfield that gives pro forma effect to the Transactions (the information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”); (ii) furnish Brookfield and the Debt Financing Sources with any other financial information reasonably requested by Brookfield in writing and that is reasonably available to Intel; and (iii) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable; provided, that Intel shall not be required to provide, or to cause any Affiliate to provide, cooperation under this Section 7.5(b) that: (A) allows any investor, arranger or syndicate lender access to the personnel or facilities of the Company that is greater in scope or frequency than the access afforded to Brookfield under this Agreement or the A&R LLC Agreement; (B) would require any disclosure, which disclosure would be a breach of this Agreement; (C) would cause the breach of any Contract to which the Company or Intel or any of their respective Affiliates is a party; (D) would conflict with, or result in a violation or breach of, or default under, the Organizational Documents of any of Intel, the Company or any of their respective Affiliates; (E) would require any disclosure of non-public information reasonably determined by Intel to be sensitive to Intel or to the Company or (F) require Intel to provide any financial or other information that is not readily available to Intel. None of Intel, the Company or any Affiliate thereof shall be required to execute any consent, resolution or document relating to the Debt Financing, including any credit or other agreements, pledge or security documents or other certificates, legal opinions or documents in connection with the Debt Financing. Brookfield agrees that the definitive documentation relating to the Debt Financing and any all marketing materials relating to the Debt Financing, including any rating agency presentations, bank information memoranda, lender presentation, road show materials or any other marketing materials, shall expressly specify that the Debt Financing is non-recourse to Intel and its Affiliates (including the Company). Brookfield may describe the terms of the Project Contracts in such marketing materials (but shall not provide a copy of any such Project Contracts to any Person other than the Debt Financing Sources subject to confidentiality undertakings). Intel hereby consents to the reasonable use of Intel’s and the Company’s logos in connection with the Debt Financing; provided, however, that (x) such logos are used solely in connection with the Debt Financing solely to identify Intel in connection with its activities under the Project Contracts and in a manner that does not harm or disparage Intel or the Company or the reputation or goodwill of Intel and the Company and their respective marks, products, services, offerings or Intellectual Property rights and (y) Intel reserves the right to review any uses of such logos and, upon request by Intel, Brookfield shall make such changes to such use as appropriate in order to conform with Intel’s trademark usage guidelines.

(c) In no event shall Intel or the Company (or any Affiliate thereof) be required to: (i) (x) pay any commitment or similar fee in connection with the Debt Financing or (y) incur any liability (including due to any act or omission by Intel or the Company or any of their respective Representatives) or expense in connection with assisting Brookfield in arranging the Debt Financing or as a result of any information provided by Intel, the Company or any of their respective Affiliates or their respective Representatives in connection therewith, which, in each case described in this subclause (y), is not reimbursed or indemnified by Brookfield pursuant to this Section 7.5(c); (ii) take any action that would result in violation of applicable Law; (iii) have any Liability under any definitive financing document or any related document or other agreement or document related to the Debt Financing; (iv) disclose or provide any information the disclosure of which in the reasonable judgment of Intel or the Company is restricted by applicable Law, or is subject to attorney-client privilege; or (v) participate in any meeting, presentation, road show, due diligence session or session with any rating agency in connection with the Debt Financing. Brookfield shall: (A) promptly upon request by Intel reimburse Intel, for all out-of-pocket costs and expenses incurred by Intel or any of its Affiliates or Representatives in connection with the cooperation contemplated by Section 7.5(b); and (B) indemnify and hold harmless Intel, the

Company and their respective Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, except, in each case, insofar as such Losses arose out of or resulted from fraud, gross negligence or willful misconduct of Intel, the Company or any of their respective Affiliates or Representatives.

(d) Brookfield shall provide Intel with copies of any marketing materials used in connection with the Debt Financing (including any rating agency presentations, bank information memoranda, lender presentations or similar marketing documents) at least two (2) calendar days prior to Brookfield providing such marketing materials to their intended recipients, it being understood and agreed that Intel shall have no approval rights with respect to such marketing documents prior to Brookfield providing such marketing documents to their intended recipients.

(e) No later than eight (8) Business Days prior to the Closing Date, Intel shall provide to Brookfield the Required Financial Information that is Compliant both on the date provided and as of the Closing Date.

Section 7.6 Exclusivity.

(a) During the Interim Period, Intel shall not and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, without the prior written consent of Brookfield: (i) solicit, initiate, or knowingly facilitate or encourage the submission of inquiries, proposals or offers from, or negotiations or other discussions with, any Person (other than Brookfield and its Affiliates or their respective Representatives or at the direction of Brookfield and its Affiliates or their respective Representatives) (each, a “Third Party”) relating to any financing, investment, or acquisition (whether through any merger, consolidation or other business combination or any equity or asset sale or other disposition) of the Arizona Fab (each an “Alternative Transaction”), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, with any Third Party with respect to or in furtherance of any Alternative Transaction, or (iii) with respect to or in furtherance of a possible Alternative Transaction, knowingly furnish to any Third Party any information with respect to the Arizona Fab, the Business, or any aspect of the negotiations or discussions with respect to the Transaction.

(b) As of the Execution Date, Intel shall, and shall cause its Affiliates and Representatives to, (x) immediately cease (i) any existing discussions or negotiations with any Third Party and (ii) the provision to any Third Party of any information in connection with, regarding or in furtherance of any Alternative Transaction and (y) request any Third Party to promptly return or destroy any information received in connection with, in each case, regarding or in furtherance of any Alternative Transaction.

ARTICLE VIII

INDEMNIFICATION; REMEDIES

Section 8.1 Survival of Representations; Covenants. (a) The Fundamental Representations and the representations and warranties set forth in Section 3.8 shall survive ninety (90) days after the expiration of the applicable statute of limitations (taking into account applicable extensions thereof), and (b) all covenants to be performed after the Closing shall survive until fully performed. No other representation, warranty or covenant set forth in this Agreement shall survive the Closing. Notwithstanding the foregoing, if notice with respect to a claim for indemnification under Section 8.2 has been delivered to the Person from which an indemnity is claimed or sought thereunder (the “Indemnifying Party”) in good faith prior to the expiration of the applicable survival period set forth in this Section 8.1 or if any indemnification obligation otherwise arises as a result of Fraud or willful misconduct, then any representations or warranties that are the subject of such notice shall survive until such claim is finally and fully resolved.

Section 8.2 Indemnification.

(a) From and after the Closing, subject to the other provisions of this Article VIII, Intel shall indemnify the Company and each of its directors, officers and employees (collectively, the “Company Indemnified Persons”) and Brookfield, its Affiliates and each of their respective directors, officers and employees (collectively, the “Brookfield Indemnified Persons”) (payable directly to such Company Indemnified Person or Brookfield Indemnified Person, as applicable) for, and hold each of them harmless from and against, any and all Losses suffered, paid or incurred by the Company Indemnified Persons or Brookfield Indemnified Persons as a result of (i) any breach of, or inaccuracy in, any representation or warranty given by Intel set forth in this Agreement or in any certificate delivered hereunder, (ii) any Retained Liabilities, or (iii) any breach by Intel of any covenant contained in this Agreement.

(b) From and after the Closing, subject to the other provisions of this Article VIII, Brookfield shall indemnify the Company Indemnified Persons and Intel, its Affiliates and each of their respective directors, officers and employees (collectively, the “Intel Indemnified Persons”) (payable directly to such Company Indemnified Person or Intel Indemnified Person, as applicable) for, and hold each of them harmless from and against, any and all Losses suffered, paid or incurred by the Company Indemnified Persons or Intel Indemnified Persons as a result of (i) any breach of, or inaccuracy in, any representation or warranty given by Brookfield set forth in this Agreement or in any certificate delivered hereunder or (ii) any breach by Brookfield or the Company of any covenant contained in this Agreement.

Section 8.3 Limitations on Recovery; Exclusive Remedy.

(a) Notwithstanding anything herein to the contrary, this Section 8.3 shall not apply with respect to any damages or other Liability arising out of or resulting from Fraud or willful misconduct.

(b) Each Indemnified Person shall use commercially reasonable efforts to mitigate Losses in respect of which such Indemnified Person may be entitled to indemnification under this Article VIII after the date such Indemnified Person becomes aware that the event, occurrence or action would reasonably be expected to give rise to such Losses.

(c) In no event shall (i) Intel be liable for indemnity obligations pursuant to Section 8.2(a) in excess of the fair market value of the Intel Contribution or (ii) Brookfield be liable for indemnity obligations pursuant to Section 8.2(b) in excess of the Brookfield Contribution Amount.

(d) From and after the Closing, except for (i) claims arising from Fraud or willful misconduct, (ii) remedies of injunctive relief or specific performance and (iii) claims that may be made under any other Transaction Document, the provisions of this Article VIII shall be the sole and exclusive remedy of Intel, Brookfield and the Company for any claim (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the transactions contemplated hereby.

(e) No Indemnifying Party shall be liable under this Article VIII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable.

(f) If any Indemnifying Party has paid or is liable to pay an amount in discharge of any claim under this Agreement and any Indemnified Person recovers or is entitled to recover from a third party a sum which indemnifies or compensates the Indemnified Person in respect of the Loss which is the subject matter of the claim, the Indemnified Person, as applicable, shall use commercially reasonable efforts to enforce recovery against the third party and any actual recovery (net of reasonable out-of-pocket costs and expenses incurred in obtaining such recovery, including any increase in premium) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

(g) No Indemnified Person shall be entitled to recover from any Indemnifying Party under this Article VIII or under any Transaction Document more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

Section 8.4 Tax Treatment of Indemnity Payments. Each Party agrees that any indemnification payment made pursuant to this Article VIII to the Company by Intel or Brookfield shall be treated as an adjustment to the Intel Contribution Amount or Brookfield Contribution Amount, as applicable, for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required by a final “determination” as defined in Section 1313(a) of the Code.

Section 8.5 Materiality. Notwithstanding anything herein to the contrary, for purposes of determining (a) whether there has been a breach of any representation or warranty in this Agreement and (b) the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder as a result of such breach of a representation or warranty in this Agreement, each representation and warranty in this Agreement and any certificate delivered hereunder shall be read without regard and without giving effect to any materiality qualifier included therein (including “material” and words of similar import) as if such words or phrases were deleted from such representations and warranties (other than with respect to the defined term “Material Contracts”).

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions to all Parties’ Obligations. The obligation of each Party to consummate the Closing is subject to the satisfaction or, if permissible, waiver, of the following:

(a) Prohibitive Order or Law. No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is effective and has not been vacated, withdrawn or overturned as of the time of determination) restraining, enjoining or otherwise prohibiting the Closing; and

(b) Required Approvals. All waiting periods (and extensions thereof), filings, approvals, authorizations or consents under the Required Approvals shall have or shall be deemed to have expired, been terminated, been made or been obtained.

Section 9.2 Conditions to Intel’s Obligations on Closing. The obligations of Intel to consummate the Closing is subject to the satisfaction or waiver of the following:

(a) Representations and Warranties of Brookfield. The representations and warranties of Brookfield contained in this Agreement (i) that are Fundamental Representations shall be true and correct in all material respects as of the Closing Date, except for representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date, and (ii) that are not Fundamental Representations shall be true and correct as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and correct as of such date) in all respects, in each case, except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect (in each case, disregarding all qualification as to “materiality” or similar qualifications);

(b) Performance of Brookfield. Brookfield shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by Brookfield at or prior to the Closing;

(c) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement (i) that are Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date) and (ii) that are not Fundamental Representations shall be true and correct as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and correct as of such date) in all respects, in each case, except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect (in each case, disregarding all qualification as to “materiality” or similar qualifications); and

(d) Performance of the Company. The Company shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by the Company at or prior to the Closing.

Section 9.3 Conditions to Brookfield’s Obligations on Closing. The obligations of Brookfield to consummate the Closing is subject to the satisfaction or waiver of the following:

(a) Representations and Warranties of Intel. The representations and warranties of Intel contained in this Agreement (i) that are Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date) and (ii) that are not Fundamental Representations shall be true and correct as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and correct as of such date) in all respects, in each case, except where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect (in each case, disregarding all qualification as to “materiality” or similar qualifications); and

(b) Performance of Intel. Intel shall have performed and complied in all material respects with the covenants and agreements hereunder required to be performed and complied with by Intel at or prior to the Closing.

ARTICLE X

TERMINATION

Section 10.1 Termination. Prior to the Closing, this Agreement may be terminated:

(a) at any time by mutual written agreement of Intel and Brookfield;

(b) by Intel by written notice to the other Parties, or Brookfield by written notice to the other Parties, if the Closing shall not have occurred on or prior to the date that is six (6) months after the date hereof (the “Outside Date”), unless such Outside Date is extended by written consent of the Parties; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party if the failure of the Closing to occur on or prior to such date is a proximate result of any material breach by such Party of this Agreement (it being understood and agreed that, in the case of Brookfield, a failure to obtain Debt Financing on or before the Outside Date despite compliance by Brookfield in all material respects with the requirements of Section 7.5(a) hereof shall not, in itself, constitute a breach of this Agreement);

(c) by Intel, by written notice to the other Parties, or Brookfield by written notice to the other Parties, if a Governmental Authority has issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Closing; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Intel if such issuance, enactment, promulgation or enforcement is a proximate result of any material breach of this Agreement by Intel and shall not be available to Brookfield if such issuance, enactment, promulgation or enforcement is a proximate result of any material breach of this Agreement by Brookfield;

(d) by Intel, by written notice to Brookfield, if Brookfield or the Company breaches any of its respective representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 9.2(a), Section 9.2(b), Section 9.2(c) or Section 9.2(d) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to Brookfield, as applicable, by Intel (it being understood and agreed that, in the case of Brookfield, (x) a failure to obtain Debt Financing on or before the Outside Date despite compliance in all material respects by Brookfield with the requirements of Section 7.5(a) hereof shall not, in itself, constitute a breach of this Agreement and (y) any failure to obtain Debt Financing on or before the Outside Date, whether or not Brookfield has complied with the requirements of Section 7.5(a), will not limit Intel’s rights pursuant to Section 10.1(b) hereof); provided, however, that no cure period will be required for any such breach that cannot be cured under any circumstances; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Intel, if Intel is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(e) by Brookfield, by written notice to Intel if Intel breaches any of its representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 9.3(a) or Section 9.3(b) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to Intel by Brookfield; provided, however, that no cure period will be required for any such breach that cannot be cured under any circumstances; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Brookfield, if Brookfield is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 10.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately terminate and have no further force and effect and each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination, and there shall be no Liability on the part of any Party hereto or the Debt Financing Sources, except pursuant to Section 7.3, Section 10.3, Section 11.3, Section 11.10 and Section 11.13 and related definitions shall survive such termination of this Agreement, and no such termination shall relieve a Party for any Liability for any willful and intentional breach of this Agreement prior to such termination or for Fraud or willful misconduct; provided, however, that in the case of Brookfield and any Brookfield Related Party, such Liability shall be limited to the extent set forth in Section 10.3 and Section 10.4.

Section 10.3 Brookfield Termination Fee.

(a) In the event this Agreement is validly terminated (i) by Intel pursuant to Section 10.1(b) or Section 10.1(d) or (ii) by Brookfield pursuant to Section 10.1(b), and, in each case, at the time of such termination, all conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that are to be satisfied at the Closing and are capable of being satisfied at the Closing if the Closing were to occur as confirmed by Intel in a Closing Notice delivered to Brookfield), Brookfield shall pay or cause to be paid to Intel an amount equal to $250,000,000 (the “Brookfield Termination Fee”) by wire transfer of same-day funds to an account designated in a writing delivered by Intel to Brookfield promptly, but in no event later than ten (10) Business Days after this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(d). For the avoidance of doubt, in the event this Agreement is validly terminated by Intel or Brookfield pursuant to Section 10.1(b) and at the time of such termination, (a) (1) in the case of termination by Intel, all conditions set forth in Section 9.1 and Section 9.2, or (2) in the case of termination by Brookfield, all conditions set forth in Section 9.1 and Section 9.3, in each case, have been satisfied or waived (other than those conditions that are to be satisfied at the

Closing and are capable of being satisfied at the Closing if the Closing were to occur as confirmed by Intel in a Closing Notice delivered to Brookfield) and (b) if entitled to pursue specific performance pursuant to Section 11.11, Intel has not so elected to pursue specific performance pursuant to Section 11.11, Intel shall be entitled to receipt of the Brookfield Termination Fee in lieu of specific performance pursuant to Section 11.11.

(b) The Parties agree that the Brookfield Termination Fee shall be the sole and exclusive monetary remedy of Intel and its Affiliates against Brookfield or any of its Affiliates (including the Brookfield Guarantor), any Debt Financing Source or any director or indirect, former, current or future, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, advisors, representatives, successors or assigns of any of the foregoing (each a “Brookfield Related Party”), for any Losses incurred by Intel and its Affiliates in the circumstances in which the Brookfield Termination Fee is payable pursuant to Section 10.3(a); provided, however, that subject to the foregoing, other than for Fraud, nothing in this Section 10.3(b) shall be deemed to release Brookfield from any other Losses incurred by Intel and its Affiliates in the case of willful misconduct by any Brookfield Related Party up to and in no event exceeding the amount of the Brookfield Liability Cap (inclusive of the Brookfield Termination Fee). The Parties acknowledge and agree that the Brookfield Related Parties are intended third-party beneficiaries of this Section 10.3 and that in no event shall Intel or any of their respective Affiliates be entitled to both specific performance pursuant to Section 11.11 and the Brookfield Termination Fee pursuant to this Section 10.3. Notwithstanding anything in this Agreement to the contrary, other than the guaranty of any Brookfield Termination Obligations (as defined in the Brookfield Guaranty) under the Brookfield Guaranty by the Guarantors (as defined therein), Intel acknowledges and agrees that no Brookfield Related Party shall have any personal liability to Intel or any of its Affiliates or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Brookfield in this Agreement.

Section 10.4 Limitations.

(a) Except as set forth in Section 11.11, in the event the Closing is not consummated, other than for Fraud, the maximum aggregate liability of the Brookfield Related Parties under or in connection with this Agreement and the Transaction shall be limited to the Brookfield Liability Cap (inclusive of the Brookfield Termination Fee), and in no event shall Intel or any of its Affiliates seek or be entitled to multiple, special, punitive, exemplary, incidental, consequential or indirect Losses against any Brookfield Related Party, or other than for Fraud, any recovery, judgment or Losses of any kind against any Brookfield Related Party in excess of the Brookfield Liability Cap (inclusive of the Brookfield Termination Fee) (it being agreed and understood for the avoidance of doubt that under no circumstances shall any Debt Financing Source have any Liability in respect of the Brookfield Termination Fee or any other Liability to Intel or any of its Affiliates arising hereunder or in connection herewith).

(b) Intel acknowledges, covenants and agrees that, neither Intel nor any of its Affiliates has and shall have a right of recovery against, and no Liability shall attach to, including in each case with respect to any actual or claimed loss or Losses of any kind of Intel or any of its Subsidiaries, Affiliates, Representatives or stockholders or any other Person claiming by, through or for the benefit of Intel, any of the Brookfield Related Parties (in each case, other than Intel’s right to recover against Brookfield to the extent provided in this Agreement and against the

Brookfield Guarantor to the extent provided in the Brookfield Guaranty), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Brookfield, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Public Disclosures. Other than to the extent consistent with any press release or other public announcement approved by the Parties relating to the subject matter of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, from and after the date hereof and prior to the Closing Date, (a) Brookfield shall not, and shall cause its Affiliates not to, issue any press release or other public announcement relating to the subject matter of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, without the prior approval of Intel, and (b) Intel shall not, and shall cause its Affiliates not to, issue any press release or other public announcement with respect to Brookfield’s role or obligations relating hereto or thereto, without the prior approval of Brookfield, in each case (a) and (b), which approval will not be unreasonably conditioned, withheld or delayed (provided that such approval may be withheld at any Party’s sole discretion with respect to the inclusion of the name or other identifier of such Party or the name or other identifier of any Affiliate of such Party). Notwithstanding the foregoing, (i) the restrictions in this Section 11.1 shall not apply to any disclosure contained in any required reports of any Party filed with any securities regulator or other Governmental Authority, and (ii) following the Closing, any Party may make any disclosure regarding this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby to the extent such disclosure would be allowed pursuant to Section 8.5 of the A&R LLC Agreement. For the avoidance of doubt, this Section 11.1 shall not prevent or restrict any disclosure to, or communications between, any Brookfield Party (as defined in the A&R LLC Agreement), subject to Section 7.3.

Section 11.2 Further Assurances. In connection with this Agreement and any other Transaction Documents and the transactions contemplated hereby and thereby, each Party will execute and deliver all such future instruments and take such other and further action as may reasonably deem necessary or advisable to carry out the provisions of this Agreement and any other Transaction Documents and the intention of the Parties as expressed herein and therein.

Section 11.3 Expenses. Except as otherwise expressly provided herein (including Section 10.3), each Party hereto will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

Section 11.4 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be delivered or otherwise given hereunder shall be in writing and shall be deemed to be duly delivered or given (i) upon delivery, if personally delivered, (ii) on the date delivered by e-mail (without any “bounce-back” or similar error message), (iii) upon the earlier of actual receipt thereof and five (5) Business Days after the date of deposit in the U.S. mail, if mailed by certified mail, return receipt requested or (iv) on the first (1st) Business Day after the date of deposit with the delivery service, if delivered by any internationally recognized overnight delivery service. Such communications must be sent to the following addresses (or any other address that any such Party may designate by written notice to the other Parties):

Notices to Intel or Intel HoldCo:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention:       Patrick Bombach

Email:             patrick.bombach@intel.com

with a mandatory copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention:       Sonia K. Nijjar

  Aryan Moniri

Email:             sonia.nijjar@skadden.com

  aryan.moniri@skadden.com

Notices to Brookfield or the Company:

Brookfield Asset Management

Two Allen Center

1200 Smith Street Suite 640

Houston, Texas 77002

Attention:       Fred Day

  Elisabeth Press

Email:             fred.day@brookfield.com

  elisabeth.press@brookfield.com

with a mandatory copy to (which will not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:       Roald Nashi, P.C.

  Douglas E. Bacon, P.C.

  Brittany A. Sakowitz, P.C.

  Allan Kirk

Email:           roald.nashi@kirkland.com

doug.bacon@kirkland.com

brittany.sakowitz@kirkland.com

allan.kirk@kirkland.com

(b) Whenever any notice is required to be delivered by Law or this Agreement, a written waiver thereof, signed by the Person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11.5 Entire Agreement. This Agreement (including the Company Disclosure Letter, Exhibits, Schedules and Annexes), the Transaction Documents, the Confidentiality Agreement and the ECL, together, constitute the entire agreement of the Parties as at the date of this Agreement relating with respect to the subject matter hereof and thereof and supersede all prior Contracts with respect hereto, whether oral or written.

Section 11.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 11.7 No Third-Party Beneficiaries. Other than with respect to the Company Indemnified Persons, as contemplated in Article VIII, the Non-Recourse Parties as contemplated in Section 11.13 and the Debt Financing Sources with respect to Section 7.5, Section 10.2, Section 10.3, this Section 11.7, Section 11.9, Section 11.10, Section 11.11, Section 11.13(b), nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties, and any purported assignment or delegation without such consent shall be null and void; provided, that, Intel shall be permitted to assign, or cause to be assigned, any of its rights or obligations hereunder to Intel Holdco or to any other direct or indirect wholly owned Subsidiary of Intel that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including pursuant to Section 2.3, so long as the obligations of such direct or indirect wholly owned Subsidiary of Intel are guaranteed by Intel under the Intel Parent Guaranty. Subject to the preceding sentence, this Agreement and all of the provisions hereof will be binding upon and shall inure to the benefit of the Parties and their respective heirs, permitted successors, permitted assigns, permitted distributees, and legal representatives; and by their signatures hereto, each Party intends to and does hereby become bound. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.9 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything herein to the contrary, any amendment or modification to Section 7.5, Section 10.2, Section 10.3, Section 11.7, Section 11.9, Section 11.10, Section 11.11 and Section 11.13(b) (and the defined terms used in any of the foregoing provisions, to the extent that an amendment of such defined terms would modify the substance of the foregoing provisions) that is materially adverse to any Debt Financing Source shall not be made without the prior written consent of such Debt Financing Source.

Section 11.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the Laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the Laws of any other jurisdiction; provided, that all disputes and controversies arising out of or relating to the Debt Financing or Debt Commitment Letter or against the Debt Financing Sources shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

(b) Each of the Parties irrevocably agrees that any legal action, proceeding or other Actions or matters arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party or its successors or assigns against any other Party shall be brought and determined in the Delaware Court of Chancery (or, if and only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware) and appellate courts thereof; provided, however, that any legal action, proceeding or other Actions or matters arising out of or relating to the Debt Financing or the Debt Commitment Letter shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court). Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such legal action, proceeding or other matters arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court) shall exclusive jurisdiction for any legal action, proceeding or other matters involving, relating to, or arising from the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware (or New York, with respect to the Debt Financing), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware (or New York, with respect to the Debt Financing) as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason (or the courts in New York as described in the case of the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources), (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper or (iii) this Agreement or the transactions contemplated hereby, or the subject matter hereof, the Debt Financing or the Debt Commitment Letter may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Specific Performance; Remedies.

(a) Each Party hereto acknowledges that it shall be inadequate and impossible, or both, to measure in money the damage to each other Party hereto, in the event that the Closing is not consummated in accordance with the terms of this Agreement or if any Party hereto fails to comply with the covenants and agreements herein, and in the event of any such failure, each Party hereto shall not have an adequate remedy at law or in damages. Therefore, each Party hereto agrees that any of the other Parties hereto may seek an injunction or the enforcement of other equitable remedies against such Party at the suit of an aggrieved Party without the posting of any bond or security, to compel specific performance of the terms of this Agreement, and to the fullest extent permitted by Law, waives any defenses thereto, including the defenses of (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages. Notwithstanding the foregoing, each Party agrees a Party may raise in response to any action for equitable relief that such Party contests the existence of a breach or threatened breach of this Agreement. For the avoidance of doubt, in no event will Intel or any of its Affiliates have any rights or claims, and will not seek any rights or claims against any Debt Financing Sources in connection with this Agreement or the Debt Financing.

(b) Notwithstanding Section 11.11(a), it is explicitly agreed that the right of Intel to obtain specific performance to consummate the Closing or to cause Brookfield to fund the Brookfield Contribution Amount to consummate the Closing shall be subject to the requirements that:

(i) Brookfield has failed to consummate the Closing in accordance with Section 2.4;

(ii) the conditions set forth in Section 9.1 and Section 9.2 would have been satisfied or waived (provided that any waiver of the conditions set forth in Section 9.1 must be mutual by Intel and Brookfield) by Intel if the Closing were to have occurred in accordance with Section 2.4 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied);

(iii) the Debt Financing has been funded or will be funded at the Closing if the Brookfield Contribution Amount is funded at the Closing; and

(iv) Intel has confirmed in writing to Brookfield that if specific performance is granted and the Debt Financing is funded and the Brookfield Contribution Amount is funded, then Intel stands ready, willing and able to consummate the Closing (the “Closing Notice”).

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or e-mail in .pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), any one of which need not contain the signatures of more than one Party, but all of such counterparts together shall constitute one agreement.

Section 11.13 No Recourse Against Non-Recourse Parties.

(a) All Actions (whether in contract or in tort, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement in the recitals of this Agreement (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any Action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Actions against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law (i) each Contracting Party hereby waives and releases any and all Actions that may otherwise be brought (whether in contract or in tort, granted by statute or otherwise), to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 11.13 or elsewhere in this Agreement shall preclude any party to (or third-party beneficiaries, including Intel in the case of the ECL and Brookfield Guaranty, under) any other Transaction Document from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein).

(b) Notwithstanding anything to the contrary contained herein, each Contracting Party (other than Brookfield and its Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Debt Financing Source to the extent asserted against a Debt Financing Source by a Contracting Party acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have Liability for any claims or damages to any Contracting Party or any Affiliate thereof (other than Brookfield and its Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter) in its capacity as a Debt Financing Source in connection with this

Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written by their officers or other representatives thereunto duly authorized.

INTEL

Intel Corporation

By:	/s/ Saf Yeboah
Name: Saf Yeboah
Title: Senior Vice President, Chief Strategy Officer

INTEL HOLDCO

Arizona Fab HoldCo Inc.

By:	/s/ David Miscia
Name:	David Miscia
Title:	President

THE COMPANY

Arizona Fab LLC
By: Foundry JV Holdco LLC, its sole member

By:	/s/ Scott Peak
Name: Scott Peak
Title: Managing Partner

BROOKFIELD

Foundry JV Holdco LLC

By:	/s/ Scott Peak
Name: Scott Peak
Title: Managing Partner

[Signature Page to Purchase and Contribution Agreement]

SCHEDULE 1

Intel Contributed Assets

[Omitted.]

SCHEDULE 2

Required Approvals

[Omitted.]

SCHEDULE 3

Intel Competitor

[Omitted.]

SCHEDULE 4

Knowledge

[Omitted.]

ANNEX 1

“Bad Actor” Representations

[Omitted.]

ANNEX 2

CFIUS Adverse Impact

[Omitted.]

EXHIBIT A

Form of Assignment

[Omitted.]

EXHIBIT B

Form of A&R LLC Agreement

[See Exhibit 10.2 to this Form 8-K.]

EXHIBIT C

Form of Arizona Fab Lease Agreement

[Omitted.]